Exhibit 10.1

REVISED SEPARATION AGREEMENT AND COMPLETE RELEASE OF LIABILITY

1.	PARTIES:

JAMES METZGER (“METZGER”), and Energy Conversion Devices, Inc., Ovonic Battery Company and United Solar Ovonic, LLC and their subsidiaries, divisions, affiliates and joint ventures (collectively referred to as “ECD”), have mutually agreed to change their employment relationship and to provide certain benefits when employment is to be terminated at a future date.

2.	CONSIDERATION:

ECD will provide the following benefits as a result of the resignation of METZGER from his position of Executive Vice President of ECD, effective December 31, 2007.

A.	MANAGEMENT REPRESENTATIVE TO COBASYS:

METZGER will continue to provide services on behalf of ECD in the capacity as an ECD representative to the Management Committee of COBASYS LLC (“COBASYS”) and to assist management in connection with the potential sale or dissolution of COBASYS (in such capacity as the “ECD Representative”). This representative position shall be without further compensation beyond the terms of this Agreement and METZGER will serve at the pleasure of the President and CEO of ECD. METZGER will work out of his home in Connecticut and will be reimbursed for ordinary and necessary business expenses within the guidelines of ECD, including travel expenses. Ordinary business expenses do not include home office expenses, cell phone expenses or first class travel expenses. All expenses must be approved and reimbursement sought through submission of business expenses with required documentation to ECD. METZGER will resign his position of Executive Vice President with ECD effective December 31, 2007.

B.	STOCK OPTIONS AND STOCK AWARDS:

Attached as Schedule A is a complete list of the stock options and stock awards granted to METZGER and outstanding as of the date hereof. Subject to the vesting set forth below, such stock options and stock awards will continue in effect and be exercisable from and after December 31, 2007 and for so long as METZGER continues to serve as an ECD Representative, and such service shall be counted towards the vesting schedule of such stock options and stock awards, as provided in and pursuant to the terms of such stock options and stock awards; provided, however, that there is no guarantee that the vesting requirements will be met with continued service through the vesting period. METZGER’s right to exercise his options shall expire 90 days following his termination as the ECD representative on the COBASYS Management Committee.

The parties acknowledge that on May 2, 2007 ECD awarded METZGER 8,352 shares of restricted stock under the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan (the “2007 Restricted Stock Award”). ECD will vest 2,784 shares of the 2007 Restricted Stock Award effective as of the date of this Agreement.

C.	TERMINATION OF OTHER EMPLOYEE BENEFITS:

All other benefits, including but not limited to, Company-paid life insurance, supplemental life insurance, dependent life insurance, Company-paid accidental death and dismemberment insurance, short-term and long-term disability plans, vacation accrual, etc., cease on December 31, 2007. The supplemental life insurance benefit may be subject to conversion rights. These policies may be converted to individual policies. Conversion forms will be sent to METZGER’S home by the insurance carrier if METZGER meets the eligibility requirements.

D.	VACATION ACCRUAL:

METZGER will be paid accrued but unused vacation pay in the first payroll period in January 2008. METZGER will not be eligible for further vacation pay during the period of his service as an ECD Representative.

3.	RELEASE OF CLAIMS:

In consideration of the terms set forth in this Agreement, METZGER agrees to release ECD, including Ovonic Battery Company and United Solar Ovonic, LLC and all of their subsidiaries, divisions, affiliates, joint ventures, shareholders, officers, directors, employees, insurers and agents of ALL* liability in connection with METZGER’S employment, change in position or separation, including, but not limited to, any and all claims under federal or state laws for discrimination or wrongful discharge, including the Age Discrimination in Employment Act, (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”) (even if the WARN Act is triggered following METZGER’S termination). METZGER waives all rights to file a Complaint under the ECD Mandatory Complaint Procedure.

_________________________

*

A representative listing of potential laws governing the employment relationship which are being released by the employee is attached as Exhibit "A." This is not intended to be an exhaustive list, but rather the types of claims and the extent to which they are being released.

4.        CONFIDENTIAL AND PROPRIETARY INFORMATION:

METZGER acknowledges that during the course of his employment, he has been entrusted with certain business, financial, technical, personnel and other proprietary information and materials that are the property of ECD. METZGER agrees not to communicate or disclose to any third party or use for his own account, without written consent of ECD, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through sources other than METZGER. METZGER will return to ECD the originals and all copies of any business records of ECD which are or were subject to his custody or control, regardless of the sources from which such records were obtained. METZGER will certify that to the best of his knowledge and belief and after diligent search and inquiry, he has done so. In addition, all business equipment shall be returned unless specifically agreed in writing otherwise by ECD.

5.	NON-DISPARAGEMENT:

METZGER will not disparage, discredit or otherwise treat in any detrimental manner, ECD or any of its division, subsidiaries, affiliates, joint ventures, officers, directors and employees. METZGER will forfeit any right to receive the benefits described above if METZGER engages in deliberate conduct or makes public statements detrimental to the business or reputation of ECD.

6.	REFERENCE REQUESTS:

Upon receipt of a reference request directed to the Human Resources Department, ECD will only release dates of employment, job positions held and salary if requested.

7.	NON-SOLICITATION:

METZGER agrees that during the period he serves as an ECD Representative and for a period of twelve (12) months thereafter, METZGER will not, directly or indirectly, on behalf of himself or any other person or entity, without the prior written approval of ECD directly or indirectly (i) induce any person or entity to leave his or her employment with ECD, terminate an independent contractor relationship with ECD or terminate or reduce any contractual relationship with ECD; or (ii) induce or influence any customer, supplier or other person that has a business relationship with ECD or any subsidiary, division, affiliate or joint venture of ECD to discontinue or reduce the extent of such relationship. The Parties agree that the determination of the amount of damages to ECD would be difficult to determine and, therefore, the Parties agree that should METZGER violate this Paragraph, METZGER will pay as liquidated damages 33% of the solicited METZGER’S annualized base pay in a lump sum irrespective of the amount of time solicitated METZGER remains employed. This provision for liquidated damages shall not preclude the right of ECD to seek equitable relief through the issuance of an injunction prohibiting employment of the solicited employee or further action by METZGER to interfere with the business relationship with any customer or supplier.

8.	NON-COMPETITION:

METZGER agrees that for the period during the period in which he serves as an ECD Representative and for a period of twelve (12) months thereafter, he will not, directly or indirectly, on his behalf or any other person or entity, without the prior written approval of ECD, own, manage, operate, join, control, be employed by, assist, consult or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner or investor ( other than an investment of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or 5% of any limited partnership or other entity), with any Competing Enterprise without first getting prior written consent from ECD. “Competing Enterprise” means any person, corporation, partnership or other entity engaged in whole or in part in a business which is in competition with ECD and its divisions, subsidiaries, affiliates and joint ventures as of the date that employment with ECD terminates.

The restrictions in this Paragraph shall apply to the following geographic areas: North America including the United States, Canada and Mexico. METZGER agrees that the restrictions in this Paragraph are reasonable. METZGER also agrees to provide any prospective employer with a copy of the non-competition paragraph of this Agreement. In addition, the Parties agree that ECD shall be entitled to recover, as liquidated damages, all after-tax earnings of METZGER derived from violation of this Paragraph. This provision for liquidated damages shall not preclude the right of ECD to seek equitable relief through the issuance of an injunction prohibiting employment of METZGER in violation of this Agreement. In addition, the time period specified in this Non-competition paragraph shall be extended for the period of violation.

9.	INDIVIDUAL AGREEMENT:

METZGER acknowledges that the consideration he is receiving pursuant to this Agreement is not part of a plan or program and has been individually negotiated between the Parties and that he is not entitled to additional severance pay beyond the terms of this Agreement.

10.	TIME PERIOD FOR REVIEW OF AGREEMENT:

METZGER will have an opportunity of forty-five (45) calendar days to review this Agreement and is advised to consult with an attorney of METZGER’S choosing at his own expense. If this Agreement is not signed by the end of the forty-five (45) day review period, the offer will expire. No benefits provided by this

Agreement will be made until the Agreement is signed and the seven (7) day revocation period has expired.

11.	UNDERSTANDING OF AGREEMENT:

METZGER acknowledges that he has read this entire Agreement, that he has had the opportunity to consult with counsel at his own expense, and that he understands all of its terms and knowingly and freely enters into the Agreement. METZGER further acknowledges that he has been afforded forty-five (45) calendar days to consider this Agreement from the date of receipt of this Agreement, has been advised to seek review of this Agreement by an attorney at METZGER’S own expense, and that he has seven (7) calendar days after its execution to revoke the Agreement.

12.	ENTIRE AGREEMENT:

This Revised Separation Agreement and Complete Release of Liability, together with any previously signed confidentiality, non-solicitation, patent and non-compete agreements, constitutes the complete and entire Agreements between the Parties relating to the termination of the employment relationship and supersedes any and all previous agreements, representations or understandings regarding termination of benefits. These Agreements may not be changed, modified or terminated unless such changes are made in writing and signed by both Parties. Any previously signed confidentiality, non-solicitation, patent, or non-compete agreement shall remain in effect following termination of the employment relationship and execution of this Agreement.

13.	SEVERABILITY:

Should any portion of this Agreement be ruled invalid, it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

14.	REAFFIRMATION OF AGREEMENT:

In order to receive the benefits of this Agreement METZGER will be required to re-sign the Agreement, including the full and complete release of liability, following his termination as an ECD Representative.

15.	GOVERNING LAW:

The Parties agree that any disputes regarding this Revised Separation Agreement shall be governed by the laws of the State of Michigan.

16.	ARBITRATION OF DISPUTES:

The Parties agree that any dispute over the terms of this Agreement or its enforcement shall be resolved exclusively by final and binding arbitration pursuant to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The award of the arbitrator may be filed in the appropriate federal or circuit court in the state in which the employee was employed. ECD and METZGER retain the right to seek equitable relief pending the outcome of the arbitration proceedings with jurisdiction and venue agreed to by the Parties in Oakland County Circuit Court.

IN WITNESS WHEREOF, we have set our hands the day and year first written below.

/s/ James Metzger
Dated: 2/4/2008		JAMES METZGER

ENERGY CONVERSION DEVICES, INC.

	By:	/s/ Art Roger
Dated: 24 Jan. 2008		Art Rogers
	Its:	V.P., Human Resources & Administration